Exhibit (h)(2)

AMENDED AND RESTATED TRANSFER AGENCY SERVICES AGREEMENT

BlackRock Liquidity Funds (formerly, BlackRock Provident Institutional Funds), a Delaware statutory trust (the “Fund”) and PFPC Inc., a Massachusetts corporation (“PFPC”), are parties to the Transfer Agency Services Agreement between the Fund and PFPC dated February 10, 1999 (as amended hereby and as amended, supplemented or otherwise modified from time to time, the “Agreement”). The Fund and PFPC wish to amend and restate the Agreement in full as of February 11, 2004.

W I T N E S S E T H:

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and PFPC wishes to furnish such services as more fully described herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. As Used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)	“CEA” means the Commodities Exchange Act, as amended.

(e)	“Oral Instructions” means oral instructions addressed to PFPC and received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(f)	“SEC” means the Securities and Exchange Commission.

(g)	“Securities Laws” means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

(h)	“Shares” means the shares of beneficial interest of any series or class of the Fund.

(i)	“Written Instructions” means (i) written instructions signed by an Authorized Person (or a person reasonably believed by PFPC to be an Authorized Person) and addressed to and received by PFPC or (ii) trade instructions transmitted to and received by PFPC by means of an electronic transaction reporting system which requires use of a password or other authorized identifier in order to gain access. Written Instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. Appointment. The Fund hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. Compliance with Laws. In performing its duties as described herein, PFPC will (i) act in a manner not inconsistent with the Fund’s most recent Prospectuses and Statements of Additional Information and all amendments and supplements thereto (as presently in effect and as from time to time amended and supplemented) and resolutions of the Fund’s Board of Trustees of which PFPC is informed by the Fund and (ii) comply with all applicable requirements of the Securities Laws and of any other laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for compliance by the Fund or any other entity.

4. Instructions.

(a)	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b)	PFPC shall be entitled to reasonably rely upon any Oral Instruction or Written Instruction it receives pursuant to this Agreement.

(c)	The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions.

5. Right to Receive Advice.

(a)	Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from or on behalf of the Fund.

(b)	Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or PFPC, at the option of PFPC).

(c)	Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund, and the advice it receives from counsel pursuant to Section 5(b), PFPC may rely upon and follow the advice of counsel.

(d)	Protection of PFPC. PFPC shall be indemnified by the Fund and without liability for any action PFPC takes or does not take in reasonable reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or from counsel pursuant to paragraph (b) of this Section 5 and which PFPC believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this Section 5 shall be construed so as to impose an obligation upon PFPC to seek such directions or advice or Oral Instructions or Written Instructions.

6. Books and Records. The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. Such books and records shall, to the extent practicable, be maintained separately for each Portfolio of the Fund. The Fund, Authorized Persons and the Fund’s authorized representatives shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an authorized representative of the Fund, at the Fund’s expense.

7. Confidentiality.

(a)	Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”) and neither party shall use the other party’s Confidential Information for any purpose other than in connection with the performance of this Agreement. Confidential Information shall include:

(i)	any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC;

(ii)	any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors;

(iii)	all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

(iv)	anything designated as confidential.

(b)	Notwithstanding the foregoing, information shall not be subject to the foregoing obligations set forth in this Section 7 if:

(i)	it was already known to the receiving party at the time it was obtained;

(ii)	it is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	it was rightfully received from a third party who, to the best of the receiving party’s knowledge, was not under a duty of confidentiality;

(iv)	it is released by the protected party to a third party without restriction;

(v)	it is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted);

(vi)	release of such information by PFPC is necessary in connection with the provision of services under this Agreement;

(vii)	it is relevant to the defense of any claim or cause of action asserted against the receiving party; or

(viii)	it has been or is independently developed or obtained by the receiving party.

8. Cooperation with Accountants. PFPC shall cooperate with the Fund’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as reasonably required by the Fund from time to time.

9. PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund. Notwithstanding the foregoing, the parties acknowledge that the Fund shall retain all ownership rights in Fund data which resides on the PFPC System.

10. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11. Compensation. As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to in writing from time to time by the Fund and PFPC. The Fund acknowledges that PFPC may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

12. Indemnification.

(a)

The Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act taken or omitted by or on behalf of PFPC in connection with the provision of services to the Fund, provided that in each case in which indemnification is sought PFPC has not acted contrary to the standard of care set forth in Section 13(a) of this Agreement. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability to the Fund or its shareholders (or any expenses incident to such liability) arising out of PFPC’s or its affiliates’ own willful misfeasance, bad faith, negligence or breach of this Agreement on its part in the performance of its duties under this Agreement, provided that in the absence of a finding to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of PFPC’s or its affiliates’ own willful misfeasance, bad faith, negligence or breach of this Agreement. The obligations of each Portfolio under this Section 12(a) shall be the several (and not the joint or joint and several) obligation of each Portfolio.

(b)	PFPC agrees to indemnify, defend and hold harmless the Fund and its affiliates, including their respective officers, directors and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorney’s fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly out of PFPC’s willful misfeasance, bad faith, negligence or breach of this Agreement on its part in the performance of PFPC’s duties under this Agreement.

(c)	The provisions of this Section 12 shall survive termination of this Agreement.

13. Responsibility of PFPC.

(a)	PFPC shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC in writing. PFPC shall be obligated to exercise reasonable care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall not be liable for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, negligence or breach of this Agreement on PFPC’s part in the performance of its duties under this Agreement.

(b)

Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be responsible or liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; (ii) PFPC shall be responsible (pursuant to the standard of care set forth in Section 13(a) of this Agreement) for the accuracy of files containing monthly statement information or other information (if any) that PFPC is required to produce and provide electronically to the Fund pursuant to this Agreement, but in no event shall PFPC be responsible or liable for the accuracy or inaccuracy of any subsequent indexing and presentation by any entity other than PFPC of such monthly statement information or other information or for any subsequent data integrity errors in such monthly statement information or other information; and (iii) subject to Section 13(a) of this Agreement, PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice or instrument believed by PFPC to be genuine.

(c)	Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

(d)	The provisions of this Section 13 shall survive termination of this Agreement.

14. Description of Services.

(a)	Services Provided on an Ongoing Basis, If Applicable.

(i)	Calculate service organization fees and 12b-l payments;

(ii)	Maintain shareholder registrations;

(iii)	Direct payment processing of checks or wires;

(iv)	Prepare and certify stockholder lists in conjunction with proxy solicitations;

(v)	Countersign share certificates (if applicable);

(vi)	Prepare and mail to shareholders confirmation of activity;

(vii)	Mail duplicate confirmations to such entities as PFPC is reasonably requested;

(viii)	Provide periodic shareholder lists and statistics to the Fund;

(ix)	Prepare periodic mailing of year-end tax and statement information;

(x)	Notify on a timely basis the Fund’s investment adviser, accounting agent, and custodian of fund activity;

(xi)	Accept and post daily Share purchases and redemptions;

(xii)	Accept, post and perform shareholder transfers and exchanges;

(xiii)	Issue and cancel certificates (if applicable, and when requested in writing by the shareholder); and

(xiv)	Upon reasonable request, furnish monthly reports of transactions in Fund Shares reflecting such information as agreed between the Fund and PFPC from time to time.

(b)	Purchase of Shares. PFPC shall issue and credit an account of an investor, in the manner described in the Portfolio’s prospectus, once it receives:

(i)	A purchase order in completed proper form;

(ii)	Proper information to establish a shareholder account; and

(iii)	Confirmation of receipt or crediting of funds for such order to the Portfolio’s custodian.

(c)	Redemption of Shares. PFPC shall process requests to redeem Shares as follows:

(i)	All requests to transfer or redeem Shares shall be made in accordance with the Portfolio’s prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as PFPC reasonably may deem necessary.

(ii)	PFPC reserves the right to refuse to transfer or redeem Shares until it is reasonably satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the reasonable refusal, in good faith, to process transfers or redemptions which PFPC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

(iii)	When Shares are redeemed, PFPC shall deliver to the Portfolio’s custodian (the “Custodian”) and the Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(iv)	PFPC shall not process or effect any redemption requests with respect to Shares after receipt by PFPC or its agent of notification of the suspension of the determination of the net asset value of the applicable Portfolio.

(d)

Dividends and Distributions. Upon receipt of a resolution of the Fund’s Board of Trustees authorizing the declaration and payment of dividends and distributions, PFPC shall issue dividends and distributions declared by the Fund in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the applicable Portfolio’s prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to the Fund’s shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.

(e)	Shareholder Account Services.

(i)	PFPC may arrange, in accordance with the Portfolio’s prospectus and such procedures and controls as are mutually agreed upon from time to time among the Fund, PFPC and the Custodian for issuance of Shares obtained through:

•	Any pre-authorized check plan (if applicable); and

•	Direct purchases through broker wire orders, checks and applications (if applicable).

(ii)	PFPC may arrange, in accordance with the Portfolio’s prospectus and such procedures and controls as are mutually agreed upon from time to time among the Fund, PFPC and the Custodian for a shareholder’s:

•	Exchange of Shares for shares of another fund with which the Fund has exchange privileges (if applicable);

•	Automatic redemption from an account where that shareholder participates in an automatic redemption plan (if applicable); and/or

•	Redemption of Shares from an account with a checkwriting privilege (if applicable).

(f)	Communications to Shareholders.

(i)	Upon timely Written Instructions, PFPC shall mail communications by the Fund to its shareholders, including, without limitation:

(A)	Reports to shareholders;

(B)	Confirmations of purchases and redemptions of Shares;

(C)	Monthly statements (subject to the second sentence of sub-item (ii) below);

(D)	Dividend and distribution notices; and

(E)	Tax form information.

(ii)	Upon timely Written Instructions, PFPC will provide the Fund with monthly statement information from PFPC’s Order Entry Pass institutional transfer agency system (but not its other transfer agency systems) (“OEP System”) by the fifth business day of each month in a mutually agreeable electronic format. PFPC will continue to mail associated monthly statements to shareholders, except that PFPC will not mail such monthly statements to those shareholders that request via appropriate electronic means acceptable to the Fund and PFPC that PFPC suppress such mailings.

(iii)	PFPC will answer such correspondence from shareholders and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between PFPC and the Fund.

(g)	Records. PFPC shall maintain records of the accounts for each shareholder showing the following information:

(i)	Name, address and United States Tax Identification or Social Security number;

(ii)	Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)	Historical information regarding the account of each shareholder, including: (a) information relating to dividends and distributions paid and (b) the date and price for all transactions relating to a shareholder’s account;

(iv)	Any stop or restraining order placed against a shareholder’s account;

(v)	Any correspondence relating to the current maintenance of a shareholder’s account;

(vi)	Information with respect to withholdings; and

(vii)	Any information required in order for PFPC to perform any calculations required by this Agreement.

With respect to shareholder accounts maintained on the OEP System, PFPC shall maintain sub-accounts for each shareholder requesting such services in connection with Shares held by such shareholder in separate accounts on the OEP System. Each such sub-account shall contain the same information as that described above for accounts.

(h)	Lost or Stolen Certificates. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

(i)	The shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and

(ii)	Completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates.

(i)	Shareholder Inspection of Stock Records. PFPC will, upon request from a Portfolio shareholder to inspect stock records, notify the Fund and the Fund will issue instructions granting or denying each such request. Unless PFPC has acted contrary to Fund instructions, the Fund agrees to and does hereby release PFPC from any liability for reasonable refusal of permission for a particular shareholder to inspect the Fund’s stock records.

(j)	Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

(k)	Retirement Plans.

(i)

In connection with the individual retirement accounts, simplified employee pension plans, rollover individual retirement plans, educational IRA’s and ROTH individual retirement accounts (“IRA Plans”), 403(b) Plans and money purchase and profit sharing plans (“Qualified Plans”) (collectively, the “Retirement Plans”) within the meaning of Section 408 of the Internal Revenue Code of 1986, as amended (the “Code”) sponsored by the Fund for which contributions of the Fund’s shareholders (the “Participants”) are invested solely in Shares of the Fund, PFPC shall provide, upon agreement of the Fund and PFPC, the following administrative services:

(A)	Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

(B)	Record method of distribution requested and/or made;

(C)	Receive and process designation of beneficiary forms requests;

(D)	Examine and process requests for direct transfers between custodians/trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(E)	Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the IRS and provide same to Participant/Beneficiary, as applicable; and

(F)	Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

(ii)	PFPC shall, upon agreement of the Fund and PFPC, arrange for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by the Fund.

(iii)	With respect to the Retirement Plans, PFPC shall, upon agreement of the Fund and PFPC, provide the Fund with the associated Retirement Plan documents for use by the Fund and PFPC shall, upon agreement of the Fund and PFPC, be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

(l)	Print Mail. The Fund hereby engages PFPC as its exclusive print/mail service provider with respect to those items and for such fees as agreed to from time to time in writing by the Fund and PFPC.

(m)	Proxy Advantage. The Fund hereby engages PFPC as its exclusive proxy solicitation service provider with respect to those items and for such fees as agreed to from time to time in writing by the Fund and PFPC. If so agreed from time to time in writing by the Fund and PFPC, such services may include mailing proxy statements and proxy cards to shareholders.

(n)	Regulatory Requests. PFPC will provide information and documentation relating to the Fund or other assistance relating to such information and documentation as the Fund may reasonably request to help the Fund respond to any government or regulatory request, including but not limited to a subpoena or request for information, provided, however, that if responding to such a request would cause an undue burden on PFPC or would cause PFPC to bear undue expense, PFPC at its option may decline such request or shall be entitled to such fees or reimbursement of expenses as agreed to by the Fund and PFPC.

(o)	Fund Information Requests. PFPC will provide such information relating to the Fund as the Fund may reasonably request in connection with the services provided by PFPC to the Fund pursuant to this Agreement, provided, however, that if responding to such a request would cause an undue burden on PFPC or would cause PFPC to bear undue expense, PFPC at its option may decline such request or shall be entitled to such fees or reimbursement of expenses as agreed to by the Fund and PFPC.

(p)	Other Services. PFPC will provide such additional services to the Fund pursuant to this Agreement as shall be agreed in writing between the Fund and PFPC from time to time.

15. Duration and Termination. This Agreement shall continue in effect for a term of three years commencing as of the date hereof, and at the end of such three-year period shall automatically continue for successive one-year terms, provided, that the Fund’s Board of Trustees (“Board”) shall review this Agreement from time to time and at least annually in reference to the terms and conditions specifically set forth below in clauses (a)(i) to (a)(iii) of this Section 15. Notwithstanding the above, this Agreement may be terminated:

(a)	during the first three years, without the payment of any penalty for such termination:

(i)	by the Fund, on ninety (90) days prior written notice, as may be required by and consistent with the Board’s fiduciary obligations (which obligations shall include, without limitation, what the Board determines is in the best interest of the Fund’s shareholders); however, in connection with any review of this Agreement by the Board, the Board acknowledges as of the date hereof that the fees to be received by PFPC hereunder are fair and reasonable for a three-year term; or

(ii)	by the Fund, on sixty (60) days prior written notice, if PFPC is in material breach of this Agreement and PFPC has not remedied such breach within such sixty (60) day period; or

(iii)	by the Fund, on sixty (60) days prior written notice, if PFPC:

(1)	enters into a transaction that would result in a change of control of greater than 50% of the beneficial ownership of the shares of beneficial interest of PFPC, other than any such change of control where the Board determines the successor entity has similar financial standing and ability to provide services hereunder as PFPC; or

(2)	files a petition for bankruptcy, or another comparable filing by PFPC has occurred; or

(3)	has a materially impaired financial condition; or

(4)	has a significant regulatory problem or is the subject of a significant regulatory investigation; and

in the case of subsections (1) through (4) above, the Board determines in the exercise of its fiduciary obligations under the 1940 Act that such event materially impairs PFPC’s ability to perform its duties under this Agreement; or

(iv)	by PFPC, on one hundred fifty (150) days prior written notice, if the Fund is in material breach of the Agreement and the Fund has not remedied such breach within such one hundred fifty (150) day period; and

(b)	at any time after the first three years, without the payment of any penalty, on ninety (90) days prior written notice by the Fund or on one hundred fifty (150) days prior written notice by PFPC.

In the event of termination by the Fund pursuant to Sections 15(a)(i) or (b) or by PFPC after a material breach of this Agreement by the Fund, all expenses (which shall not be deemed a penalty) associated with movement (or duplication) of records and materials, deconversion and conversion to a successor transfer agent or other service provider incurred by PFPC, will be borne by the Fund.

During the first three years commencing as of the date hereof, BlackRock Institutional Management Corporation will not recommend termination of this Agreement provided such action or inaction by BlackRock Institutional Management Corporation is not contrary to its fiduciary obligations to the Fund.

16. Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Fund, at BlackRock Liquidity Funds, 40 East 52nd Street, New York, New York 10022, Attention: Robert Connolly, Esq., with copies to Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, PA 19103, Attention: Michael P. Malloy, Esq.; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

17. Amendments. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18. Assignment. PFPC may assign this Agreement to any affiliate of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC obtains the Fund’s prior written consent to such assignment.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21. Registration as a Transfer Agent. PFPC represents that it is currently registered with the appropriate Federal agency for the registration of transfer agents, and that it will remain so registered for the duration of this Agreement. PFPC agrees that it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent. Should PFPC fail to be registered with the appropriate Federal agency as a transfer agent at any time during this Agreement, the Fund may, on written notice to PFPC, immediately terminate this Agreement as to any or all Portfolios of the Fund.

22. Miscellaneous.

(a)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)	No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement or otherwise to the contrary, the Fund agrees that no modifications to its registration statement and no policies which it may adopt or resolutions which the Board may adopt will affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

(c)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d)	Information. The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

(e)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Notwithstanding the foregoing sentence, if any provision of this Agreement relating directly or indirectly to the term of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the parties shall immediately negotiate in good faith in order to agree upon a new provision which is either (i) economically equivalent to the invalid provision or (ii) acceptable to the party adversely affected by the invalidity of the prior provision.

(g)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)	No Representations or Warranties. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(i)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(j)	Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

(k)	Customer Identification Program Notice. To help the United States government fight the funding of terrorism and money laundering activities, United States federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(1)	Liability of Trustees, etc. The names “BlackRock Liquidity Funds” and “Trustees of BlackRock Liquidity Funds” refer specifically to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated October 21, 1998, which is hereby referred to and a copy of which is on file at the principal office of the Fund. The obligations of “BlackRock Liquidity Funds” entered into in the name or on behalf thereof by any of the Trustees or officers of the Fund are not made individually, but in such capacities, and are not binding upon any of the Trustees, officers or shareholders of the Fund personally, but bind only the Fund property, and all persons dealing with any Portfolio or class of Shares of the Fund must look solely to the Fund property belonging to such Portfolio or class for the enforcement of any claims against the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this amendment and restatement to be executed as of February 11, 2004.

PFPC INC.

By:	/s/ MICHAEL DENOFRIO
Name:	Michael DeNofrio
Title:	Executive Vice President, Senior Managing Director

BLACK LIQUIDITY FUNDS

By:	/s/ PAUL L. AUDET
Name:	Paul L. Audet
Title:	Treasurer

By executing this joinder to this Agreement, BlackRock Institutional Management Corporation hereby agrees to be bound by all of the terms, provisions, covenants and obligations set forth in Section 15 of this Agreement.

BLACKROCK INSTITUTIONAL MANAGEMENT CORPORATION

By:	/s/ RALPH L. SCHLOSSTEIN
Name:	Ralph L. Schlosstein
Title:	President

EXHIBIT A

to the

Transfer Agency Services Agreement

Between BlackRock Liquidity Funds and PFPC Inc.

TempFund

TempCash

FedFund

T-Fund

Federal Trust Fund

Treasury Trust Fund

MuniFund

MuniCash

California Money Fund

New York Money Fund